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                                                                   Exhibit 10.91

                             CONSULTANT AGREEMENT

     AGREEMENT made as of this First day of October, 1998, by and between ROBERTS PHARMACEUTICAL CORPORATION, a corporation organized and existing under and by virtue of the laws of the State of New Jersey (hereinafter referred to as Company) and Robert A. Vukovich, Ph.D., residing at 7 Taylor Run, Holmdel, New Jersey (hereinafter referred to as Consultant).

     WHEREAS, Consultant has, for many years, been engaged in the research and development of pharmaceutical products and in the identification, evaluation, licensing and acquisition of such products and related businesses; and

     WHEREAS, Company desires to retain Consultant with the aforesaid achievements and Consultant desires to be retained as such Consultant under the terms and conditions set forth in this Agreement:

                   NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

        1. Company hereby retains Consultant in the field of research and development of pharmaceutical products and in the identification and evaluation of such products and businesses which could be candidates for licensing or acquisition by Company.

        2.  Consultant agrees to render the following services to Company:

                a) to consult with Company and to render advice and assistance in matters in which such advice is sought concerning the research and development of pharmaceutical products;
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                b)  to render advice concerning and to assist in the design and implementation of clinical trials;

                c) to render advice concerning and to assist in the preparation of INDs, NDAs, ANDAs and their foreign equivalents;

                d) to render advice and assist Company in the identification of suitable product acquisition and licensing candidates;

                e) to render advice and assist in the evaluation of pharmaceutical products which may be candidates for licensing or acquisition by Company;

                f) to render advice and assist in the identification and evaluation of suitable businesses for acquisition by Company;

                g) to consult with and render advice to Company concerning the Company's strategic focus;

                h) to render such other advice and assistance relating to the research and development of pharmaceutical products and the identification, evaluation, licensing and acquisition of pharmaceutical products and related businesses, as Company may from time to time require;

                i) at the request of Company, to render such written reports as may be necessary or useful, in the opinion of Company in order to enable Company to benefit properly from and evaluate the advice and recommendations of Consultant.

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        3.      a) In consideration of all services to be performed by
Consultant hereunder, Company shall pay to Consultant an amount equal to Two Hundred Thousand Dollars ($200,000) per annum payable in quarterly installments beginning on the first day of the month immediately succeeding the date of the signing of this Agreement;

                b) It is understood and agreed by and between the parties hereto that the compensation set forth in this Agreement constitutes the entire compensation due from Company to Consultant for the services performed by Consultant hereunder and Consultant does not now have nor will in the future have any right to any further compensation whether by way of contingencies or otherwise arising out of the rendering to Company of the services set forth in this Agreement;

                c) Any compensation paid to Consultant hereunder shall be payable without deduction for federal or state income taxes or for social security payments.

        4. a) This Agreement shall be effective as of the date hereof and shall remain in full force and effect for a period of five (5) years unless sooner terminated as provided herein;

                b) Either party shall have the right to terminate this Agreement at any time upon written notice in the event the other party shall commit a breach of any of the terms of this Agreement;

                c) Consultant shall have the right to terminate this Agreement at any time upon thirty (30) days written notice to Company.

        5. This Agreement may not be assigned by Consultant nor may Consultant's duties hereunder be delegated, the services to be rendered hereunder being of a personal nature.

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        6.  Nothing contained in this Agreement shall be construed as appointing
Consultant as an agent or employee of Company or any of its subsidiary or affiliated companies, it being expressly agreed and understood that in rendering the services hereunder, Consultant shall at all times act as an independent contractor. Company shall carry no Workers' Compensation insurance to cover Consultant. The Company shall not pay any contribution to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship. Consultant agrees to report and pay any contributions for taxes, unemployment insurance, Social Security and other benefits for himself. Consultant shall not hold himself out as an agent or employee of the Company or have authority to incur any financial obligations or make other commitments on behalf of the Company.

        7. a) It is anticipated that Company will disclose to Consultant certain information, data and/or materials pertaining to Company's strategic focus, products, processes, customers, supplies and services including information relating to research and development, inventions and manufacturing and purchasing. These materials and data are hereinafter collectively referred to as "Data."

                b) Consultant hereby agrees to keep, hold and maintain in confidence all such Data and not to disclose, directly or indirectly, to any third party or otherwise make use of the Data without Company's prior written consent, during the term of this Agreement and for a period of five (5) years following the date of termination of this Agreement;

                c) The obligation of confidence assumed by Consultant hereunder shall not apply to:

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                i)  Data which at the time of disclosure is in the public
                    domain; or

                ii) Data which thereafter lawfully becomes a part of the public domain other than through disclosure by Consultant or through Consultant; or

               iii) Data which is lawfully disclosed to Consultant by a third party not under an obligation of confidence to Company with respect to said Data.

        8. Consultant shall disclose promptly to Company or its nominee, any and all product and technology opportunities, acquisition opportunities, inventions, discoveries and improvements brought to the attention of or conceived or made by Consultant during the term of this Agreement and related to the business or activities of Company and hereby assigns and agrees to assign all his interest therein to Company or its nominee. Whenever requested to do so by Company, Consultant shall execute any and all applications, assignments or other instruments which Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to protect otherwise Company's interest therein. The obligations in this Section 8 shall be binding upon Consultant's assigns, executors, administrators and other legal representatives.

        9. Except as pursuant to the advance written consent of the Company, the Consultant covenants and agrees with the Company that during any period in which the Consultant is engaged by the Company to provide consulting services under this Consulting Agreement, neither the Consultant nor any Controlled Affiliate shall, whether on his or its own behalf or on behalf of any other person, firm, partnership, corporation or other business venture (hereinafter, a "person"), own, manage, control, participate in, consult with, be employed by, rendered services for or otherwise assist in any manner any person that is engaged in, any Competitive Business

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Activity (as hereinafter defined). Nothing herein shall prohibit the Consultant or any Controlled Affiliate from being an owner of the equity or debt securities of any public company, so long as said Company does not directly engage in any Competitive Business Activity. As used herein: "Competitive Business Activity," with respect to any person, means the development, marketing or sale of any product which is directly competitive with the products of the Company (both those existing during Consultant's engagement by the Company and those which are planned for the future and of which the Consultant learns during such consulting engagement). Notwithstanding anything herein contained to the contrary, the Consultant shall not be prohibited from serving as a member of the board of directors of any corporation, firm or other business venture.

       Consultant and the Company agree that the covenants set forth herein are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company and its subsidiaries. Consultant acknowledges that the Company has a legitimate interest in protecting its business and that the restrictive covenants set forth above are not oppressive to Consultant, are reasonable in the limitations as to time, and do not harm in any manner whatsoever the public interest. Consultant acknowledges that he has received substantial consideration for agreeing to such restrictive covenants.

        10. As used in this Agreement, the term "Company" means ROBERTS PHARMACEUTICAL CORPORATION, its predecessor and successor companies, subsidiaries, and all affiliated companies.

        11. As used in this Agreement, the term "Controlled Affiliate" of the Consultant means any member of the Consultant's immediate family and any other person or entity which, directly

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or indirectly, is at any time controlled by the Consultant. For purposes of this definition, "control" of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

        12. This Agreement shall inure to the benefit of Company and its successors and assigns and be binding upon Consultant and/or Consultant's heirs, executors, administrators or other legal representatives;

        13. This Agreement constitutes the entire Agreement between the parties and hereby supercedes any and all other arrangements, agreements and understandings between the parties, whether oral or written concerning the subject matter hereof.

        14. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New Jersey.

        15. Consultant shall be reimbursed for all reasonable business expenses incurred by Consultant during the term of the Agreement on behalf of Company in the performance of services under, upon compliance with the then policies of Company relating to reimbursement of such expenses. Consultant is required to submit itemized requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

        16. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

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        17.  If any term, condition, provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions, and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

        18. Any notice required or permitted to be given hereunder shall be given either by personal delivery or by registered mail, by air if to a different country, return receipt requested, to the appropriate party at the following address or to such other address as the parties may hereafter communicate to each other in writing; it being understood that such notice shall be deemed given as of the date so delivered or mailed:

       To Company:      Roberts Pharmaceutical Corporation
                        4 Industrial Way West
                        Eatontown, New Jersey  07724

       To Consultant:   Robert A. Vukovich
                        7 Taylor Run
                        Holmdel, New Jersey


       IN WITNESS WHEREOF, the parties have hereunto set their hands as of this day and year first above written.

                          ROBERTS PHARMACEUTICAL CORPORATION



                          By:  /s/ Anthony A. Rascio, VP



                          By:  /s/ Robert A. Vukovich

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